UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(A) of the Securities
Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material under Sec. 240.14a-11 (c) or Sec. 240.14a-12

CONCURRENT COMPUTER CORPORATION

(Name of Registrant as Specified in Its Charter)

N/A

(Name of  Person (s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
AND PROXY STATEMENT

RETURN OF PROXY

Please follow the instructions for voting provided to you and vote your shares even if you plan to attend the meeting.  If you attend the meeting and vote in person, the proxy will not be used.  The immediate return of your proxy will be of great assistance in preparing for the meeting and is therefore urgently requested.

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Dear Fellow Stockholder:

It is my pleasure to invite you to attend the Concurrent Computer Corporation 2010 Annual Meeting of Stockholders to be held at the corporate office of Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 9:00 a.m. on Tuesday, October 26, 2010.

Your vote is important.  To be sure your shares are voted at the meeting, even if you plan to attend the meeting in person, please follow the instructions provided to you and vote your shares today.  This will not prevent you from voting your shares in person if you are able to attend.  Your cooperation is appreciated since a majority of the outstanding shares of Concurrent’s common stock must be represented, either in person or by proxy, to constitute a quorum.

I have prepared a letter to all stockholders that summarizes our performance for fiscal year 2010, both in terms of our financial and market achievements.  The letter also reviews industry trends and our strategic priorities for fiscal year 2011 and beyond.  I invite you to read the letter that we have posted on our web site at www.ccur.com on the Investors page.  If you would like a copy of the letter, you may contact our corporate secretary at 678-258-4000 or email us at investor.relations@ccur.com, and we will be pleased to send you a copy.

We look forward to meeting with you on October 26, 2010.

Sincerely,

/s/ Dan Mondor
Dan Mondor
President and Chief Executive Officer

Duluth, Georgia
September 13, 2010

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CONCURRENT COMPUTER CORPORATION

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, OCTOBER 26, 2010

The 2010 Annual Meeting of Stockholders of Concurrent Computer Corporation (“Concurrent”) will be held at Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, at 9:00 a.m. on Tuesday, October 26, 2010.  The meeting is being held to consider and act upon the following matters:

(1)	To elect five (5) directors nominated by the Board of Directors to serve until the next Annual Meeting of Stockholders;

(2)	To ratify the appointment by of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2011; and

(3)	To transact such other business as may properly come before the meeting or any adjournment of the meeting.

The Board of Directors has established August 30, 2010 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the meeting.  Only holders of record of common stock at the close of business on August 30, 2010, will be entitled to vote.  A list of stockholders as of the record date will be available for inspection by stockholders at Concurrent’s headquarters, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, during regular business hours in the ten-day period prior to the meeting and at the place of the meeting on the day of the meeting.

All stockholders are cordially invited to attend the meeting.

By order of the Board of Directors,

/s/ Kirk L. Somers
Kirk L. Somers
Executive Vice President and Secretary

Duluth, Georgia
September 13, 2010

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CONCURRENT COMPUTER CORPORATION
4375 River Green Parkway, Suite 100
Duluth, Georgia  30096

PROXY STATEMENT

This proxy statement and proxy card are first being sent to stockholders on or about September 13, 2010, and are furnished in connection with the solicitation of proxies to be voted at the 2010 Annual Meeting of Stockholders.  The Annual Meeting will be held at Concurrent Computer Corporation’s corporate headquarters, located at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 at 9:00 a.m. on Tuesday, October 26, 2010.  Your proxy is solicited by Concurrent’s Board of Directors (the “Board”).

ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because, as of August 30, 2010, you owned shares of Concurrent common stock.  This proxy statement describes in detail issues on which we would like you, our stockholder, to vote.  It also gives you information on these issues so that you can make an informed decision.

When you execute your proxy, you appoint Dan Mondor and Emory O. Berry each as your representatives at the annual meeting.  Mr. Mondor and/or Mr. Berry will vote your shares at the meeting as you have instructed them on the proxy card.  This way, your shares will be voted whether or not you attend the annual meeting.  Even if you plan to attend the meeting, it is a good idea to complete, sign, date and return your proxy card in advance of the meeting in case your plans change.

If an issue comes up for vote at the meeting that is not on the proxy card, Mr. Mondor and/or Mr. Berry will vote your shares, under your proxy, in accordance with their best judgment.

What am I voting on?

You are being asked to vote on:  (1) the election of five directors, and (2) the ratification of the appointment of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2011.

No cumulative voting rights are authorized and dissenters’ rights are not applicable to these matters.

Who is entitled to vote?

Stockholders as of the close of business on August 30, 2010 are entitled to vote.  This is referred to as the record date.  Each share of common stock is entitled to one vote.

How do I vote?

You may vote via the Internet. Depending on how your shares are held, you may be able to vote via the Internet.  If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

You may vote via telephone.  Depending on how your shares are held, you may be able to vote via telephone.  If this option is available to you, you will have received an insert with this proxy statement explaining the procedure.

You may vote by mail.  You do this by signing your proxy card and mailing it in the prepaid and addressed envelope.

You may vote in person at the meeting.  Written ballots will be passed out to anyone who wants to vote at the meeting.  If you hold your shares through a broker, bank or other nominee, you must request a legal proxy from your stockbroker in order to vote at the meeting.  Please note that if you request a legal proxy, any previously submitted proxy will be revoked and your shares will not be voted unless you attend the annual meeting and vote in person or appoint another proxy to vote on your behalf.

Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions.  If you hold your shares in the name of a broker, bank or other nominee, the availability of telephone and Internet voting depends on their voting processes.  Street name holders may vote in person only if they have a legal proxy as described above.

How many votes do you need to hold the meeting?

As of August 30, 2010, there were 8,894,351 shares of Concurrent’s common stock outstanding and each share is entitled to one vote.  A majority of Concurrent’s outstanding shares as of the record date, equal to 4,447,176 shares, must be present at the meeting either in person or by proxy in order to hold the meeting and conduct business.  This is called a quorum.

Your shares will be counted as present at the meeting if you:

•	vote via the Internet or by telephone;

•	properly submit a proxy (even if you do not provide voting instructions); or

•	attend the meeting and vote in person.

What does it mean if I receive more than one proxy card?

It means that you have multiple accounts at the transfer agent and/or with a broker, bank or other nominee.  Please sign and return all proxy cards to ensure that all your shares are voted.  You may wish to consolidate as many of your transfer agent accounts or accounts with brokers, banks or other nominees as possible under the same name and address for better customer service.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the meeting.  You may do this by:

•	sending written notice to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 so that it is received prior to October 26, 2010;

•	voting again over the Internet or via telephone, if available, prior to 11:59 p.m., Eastern time on October 25, 2010;

•	signing another proxy with a later date and sending it so that it is received by Concurrent’s corporate secretary prior to October 25, 2010; or

•	voting at the meeting.

How may I vote for the nominees for election of director?

With respect to the election of nominees for director, you may:

•	vote FOR the election of the five nominees for director;

•	WITHHOLD AUTHORITY to vote for the five nominees; or

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees.

How many votes must the nominees for election of director receive to be elected?

Directors are elected by a plurality vote.  As a result, the five nominees receiving the highest number of affirmative votes will be elected as directors.  This number is called a plurality.

What happens if a nominee is unable to stand for re-election?

The Board may, by resolution, provide for a lesser number of directors or designate a substitute nominee.  In the latter event, shares represented by proxies may be voted for a substitute nominee.

How may I vote for the ratification of the appointment of the independent registered public accountants?

With respect to the proposal to ratify the appointment of Deloitte & Touche LLP as Concurrent’s independent registered public accountants for the fiscal year ending June 30, 2011, you may:

•	vote FOR ratification;

•	vote AGAINST ratification; or

•	ABSTAIN from voting on the proposal.

How many votes must the ratification of the appointment of the independent registered public accountants receive to pass?

The ratification of the appointment of the independent registered public accountants must receive the affirmative vote of a majority of shares present or represented by proxy at the meeting to pass.

What happens if I sign and return my proxy card but do not provide voting instructions?

If you return a signed card but do not provide voting instructions, your shares will be voted FOR the five named director nominees and FOR the ratification of the appointment of the independent registered public accountants.  In addition, your proxy will be voted in the discretion of Mr. Mondor and/or Mr. Berry with respect to any other business that properly comes before the meeting.

If you mark your voting instructions on the proxy card, your shares will be voted as you instruct.

What if I abstain from voting?

Abstentions with respect to a proposal are counted for purposes of establishing a quorum.  If a quorum is present, WITHHOLD AUTHORITY votes have no effect on the outcome of a vote on the election of directors.  However, abstentions will have the effect of a vote AGAINST the ratification of the appointment of the independent registered public accountants.

Will my shares be voted if I do not vote my proxy?

If your shares are held in “street name” through a bank, broker or other nominee, your brokerage firm may vote your shares under certain circumstances if you do not provide voting instructions.  These circumstances include certain “routine” matters, such as the ratification of the appointment of our independent registered public accountants.  Therefore, if you do not vote your proxy, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted.  When a brokerage firm votes its customers’ unvoted shares on routine matters without receiving voting instructions, these shares are counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted FOR or AGAINST the routine matter.

A brokerage firm cannot vote customers’ shares on non-routine matters, which includes the election of directors.  If your brokerage firm has not received voting instructions on a non-routine matter, these shares will be considered “broker non-votes” to the extent that the brokerage firm submits a proxy.  Broker non-votes will be counted for purposes of establishing a quorum to conduct business at the meeting, but will not be counted in determining the number of shares necessary for the election of directors or other non-routine matters.

Where do I find the voting results of the meeting?

We will announce preliminary voting results at the meeting and will publish the final results in a Current Report on Form 8-K filed within four business days after the meeting.  The report will be filed with the Securities & Exchange Commission (“SEC”), and you may obtain a copy by contacting the corporate secretary at (678) 258-4000 or the SEC at (800) SEC-0330 for the location of the nearest public reference room, through our website at www.ccur.com or the SEC’s EDGAR system at www.sec.gov.

How do I obtain a copy of the 2010 Annual Report to Stockholders and the 2010 Annual Report on Form 10-K?

Concurrent’s Annual Report to Stockholders for the year ended June 30, 2010, which includes our Form 10-K for the year ended June 30, 2010, accompanies this proxy statement.  In addition, Concurrent’s Annual Report to Stockholders for the year ended June 30, 2010 (which includes the 2010 Form 10-K), as well as this proxy statement can be found on the Internet at our web site at www.ccur.com under the Investors page.  However, the Annual Report forms no part of the material for the solicitation of proxies.

At the written request of any common stockholder who owns common stock as of the close of business on the record date, we will provide, without charge, a copy of our 2010 Annual Report on Form 10-K, including the financial statements and financial statement schedules, as filed with the SEC, except exhibits thereto.  If requested by eligible stockholders, we will provide copies of the exhibits for a reasonable fee.  Requests for copies of our Annual Report on Form 10-K should be mailed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

ELECTION OF DIRECTORS
(Item 1 of Notice)

In accordance with our Bylaws, the Board has fixed the number of directors at five members.  The following nominees are standing for re-election to the Board at the meeting:  Charles Blackmon, Larry L. Enterline, C. Shelton James, Dan Mondor and Steve G. Nussrallah.  Directors will be elected to hold office until the 2011 Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

There are no arrangements or understandings between any nominee and any other person pursuant to which he was or is to be selected as a director or nominee.  None of the nominees or any of the incumbent directors has a family relationship with any other nominee or director or any executive officer of Concurrent or any of its subsidiaries.  The Board has determined that all the nominees are independent within the meaning of the Nasdaq listing standards other than Mr. Mondor, who serves as Concurrent’s President and Chief Executive Officer.

The Board unanimously recommends a vote “FOR” the nominees for Director.

Nominees for Election of Director

Information on each of the nominees for the Board, including each nominee’s principal occupation and business experience for at least the last ten years and the names of other publicly held companies for which he serves as a director or has served as a director in the last five years, is set forth below.

Charles Blackmon.  Age 61 and a director since April 2003.  Since June 2005, Mr. Blackmon has been Senior Vice President for Timberland Harvesters, LLC, a corporation that buys and sells timber and land.  From June 2004 until March 2005, he served as Vice President and Chief Financial Officer of Interline Brands, Inc., a public company that acts as a direct marketer and distributor of maintenance, repair and operations products, including plumbing, electrical, hardware, security hardware, HVAC and other related items.  From 1980 until joining Interline Brands, Mr. Blackmon was with MAGNATRAX Corporation, a company specializing in manufacturing products for the construction industry.  Throughout his career with MAGNATRAX, Mr. Blackmon played a significant role in financial reporting and corporate administration responsibilities, including, from 1994 to 1996, Vice President, Finance and Administration; from 1996 to 2002, Executive Vice President and Chief Financial Officer; and from November 2002 to June 2004, Vice President responsible for special financial and operational projects.  He also served as a director of MAGNATRAX from 1999 to 2002.  Mr. Blackmon was the Principal Financial Officer for American Buildings Company, a predecessor of MAGNATRAX, during its initial public offering and the five years that it was a public company.  Prior to his employment with MAGNATRAX, Mr. Blackmon served for several years in public accounting.  He has over 28 years of financial management experience and is a certified public accountant.

We believe Mr. Blackmon’s expertise in accounting, financial controls and financial reporting, operational knowledge of manufacturing and sales gained through senior executive positions and experience as a chief financial officer of a public company, qualify him to serve as a director of our Board.

Larry L. Enterline. Age 57 and a director since October 2005.  Since April 2010, Mr. Enterline has been the Chief Executive Officer of Vulcan Holdings, Inc..  From February 2006 to April 2010, Mr. Enterline served as  the Chief Executive Officer and director for Comsys IT Partners Inc., a leading IT staffing and solutions company with 50 offices across the U.S. and three international offices.  From September 2004 to February 2006, Mr. Enterline served as the Chief Executive Officer for Strategic Management Inc., a private investment company.  From December 2000 to September 2004, Mr. Enterline served as the Chief Executive Officer and Chairman of the Board for Personnel Group of America/Venturi Partners, Inc.  From 1989 to 2000, Mr. Enterline served in various management roles with Scientific-Atlanta, Inc. including Senior Vice President in charge of the worldwide sales and service organization.  Mr. Enterline also serves on the board of directors of Raptor Networks Technology Inc., which provides standards-based and unique patent pending switching technologies that are modular and can benefit networks that incorporate newer applications such as video, VoIP, storage networks and other high-bandwidth network applications.

We believe Mr. Enterline’s lengthy experience as a senior executive at publicly traded technology-centric companies, service on other public company boards and leadership experience and familiarity with issues facing the technology industry gained through serving as Chief Executive Officer of a leading provider of information technology services, qualify him to serve as a director of our Board.

C. Shelton James.  Age 70 and a director since July 1996.  Mr. James has been President of C.S. James & Associates, a business advisory firm, since May 2000.  Mr. James was Chief Executive Officer of Technisource, Inc., an IT staffing company, from December 2001 to July 2002.  From August 1999 to March 2000, Mr. James served as Chairman and Chief Executive Officer of Cyberguard Corporation, a provider of information security solutions.  From May 1991 to October 1999, Mr. James served as Chief Executive Officer of Elcotel, Inc., a public company that manufactures telecommunications equipment.  From 1990 until June 1999, Mr. James was Executive Vice President and then President of Fundamental Management Corporation, an investment management firm specializing in active investment in small capitalization companies.  Prior to 1990, Mr. James was Executive Vice President of Gould, Inc., a diversified electronics company, and President of Gould’s Computer Systems Division.  Mr. James is a director of CSP Inc., a public company that develops and markets Internet software business solutions, image processing software, network management integration services and high-performance cluster computer systems.  During the course of his career, Mr. James was a CPA and worked in public accounting, served as a Chief Financial Officer for Systems Engineering Labs, and has served on 10 public company boards and nine audit committees.

We believe Mr. James’ extensive service on other public company boards, including his vast experience on audit committees, expertise in accounting, financial controls and financial reporting and operational knowledge of the implementation and development of information technology and software solutions gained through his past experience serving as a chief executive officer in the technology industry, qualify him to serve as a director of our Board.

Dan Mondor, Age 55, President, Chief Executive Officer and Director since April 2008.  Mr. Mondor has over 30 years of telecommunications industry experience with leading global corporations.  Mr. Mondor has held a number of senior executive positions with Mitel Networks, Inc., Nortel Networks, Inc. and Siemens Corporation.  Prior to joining Concurrent, Mr. Mondor was President of Mitel Networks, Inc., the US subsidiary of Mitel Corporation, a privately-held provider of voice, video and collaborative communication solutions, appointed to that position in February 2007.  Mr. Mondor was with Nortel Networks, a publicly-held provider of communications solutions, from May 1990 to January 2007 where he held a number of senior executive positions in general management, marketing and sales.  He was Vice President of Solutions at Nortel from November 2005 to January 2007 with responsibility for cable, telco, and enterprise solutions in North America.  Mr. Mondor served as Vice President and General Manager for Nortel's Global Cable Solutions from April 2004 to November 2005, and as Vice President, North America Cable Sales from November 2002 to April 2004.  Mr. Mondor joined Nortel in 1990 as Product Line Manager of their optical product line and served in positions of increasing responsibility including Vice President of Worldwide Marketing for their Optical Networks division from 1999 to 2002.  He was with Siemens from 1984 to 1990 and served in positions of increasing responsibility including Director of Strategic Planning for their U.S. transmission business.  Mr. Mondor began his career in the telecommunications industry with Bell-Northern Research in 1979.

We believe Mr. Mondor’s day-to-day leadership as our Chief Executive Officer, extensive experience in the telecommunications industry gained from senior executive positions at leading global corporations and unique understanding of our operations, opportunities and challenges, qualify him to serve as a director of our Board.

Steve G. Nussrallah.  Age 60 and Chairman of Concurrent’s Board of Directors since October 2000.  Mr. Nussrallah has been a general partner of Value Plus Ventures, a private equity firm, since December 2007.  He was a General Partner at Noro-Moseley Partners, a venture capital firm, from January 2001 to November 2007.  He served as Concurrent’s President and Chief Executive Officer from January 2000 to December 2000.  From July 2002 to June 2005, Mr. Nussrallah was a director for Cypress Communications Holding, Inc., a public company that provides building centric voice, data, and video services to small and medium sized businesses.  From January 2002 to November 2007, Mr. Nussrallah was a director for EG Technology, Inc., a private company that manufactures digital video signal processing equipment for television distribution over cable, satellite and IPTV networks.

We believe Mr. Nussrallah’s deep understanding of the technology industry from his many years serving in senior leadership roles at technology companies, mergers and acquisitions experience from his work in venture capital, technical expertise provided by his engineering education and various operational positions throughout his career and extensive knowledge of our operations and industry gained through his past experience as our chief executive officer, qualify him to serve as a director of our Board.

CORPORATE GOVERNANCE AND COMMITTEES OF THE BOARD

Concurrent is organized under the laws of the State of Delaware and is governed by a Board.  As permitted under Delaware law and Concurrent’s Certificate of Incorporation and Bylaws, the Board has established and delegated certain authority and responsibility to four standing committees: the Executive Committee, the Audit Committee, the Nominating Committee, and the Compensation Committee.  The Board annually reviews the membership of and the authority and responsibility delegated to each committee.

Concurrent’s Board is committed to sound business practices, transparency in financial reporting and effective corporate governance.  The Board annually reviews Concurrent’s corporate governance policies and practices in light of the requirements of applicable law and the listing standards of Nasdaq.  Concurrent’s Board meets regularly in executive sessions which are comprised of the independent directors.  Concurrent has adopted Corporate Governance Guidelines (“Guidelines”), a Business Code of Ethics and Compliance Policies for all employees, a Code of Ethics for Senior Executives and Financial Officers, and an Accounting/Auditing Complaint Policy.  Concurrent’s Guidelines, codes of ethics and its Accounting/Auditing Complaint Policy are available on Concurrent’s corporate website at www.ccur.com on the Investors page under Corporate Governance.

Board Leadership Structure and Role in Risk Oversight

Mr. Nussrallah has served as the Chairman of our Board since 2000. Our Guidelines provide that the Chairman will be an independent director under applicable legal and regulatory rules. The Chairman is elected by and from the members of the Board.

We believe it is beneficial to have a non-executive Chairman who is responsible for leading the Board. We also believe our President and Chief Executive Officer should be principally responsible for running the Company. Under our Guidelines and our Bylaws, our non-executive Chairman:

•	provides leadership to the Board to ensure that the Board functions in an independent, cohesive fashion;

•	presides at Board meetings, all meetings of independent directors (including executive sessions) and shareholder meetings;

•	sees that all orders, resolutions and policies adopted or established by the Board are carried into effect;

•	consults with the Nominating Committee and Chief Executive Officer on any changes to committee chairs and membership; and

•	prepares and circulates an agenda for each board meeting in consultation with the Chief Executive Officer.

Our Board has four independent members and only one non-independent member, our Chief Executive Officer. We have three standing board committees (Audit, Compensation and Nominating) comprised solely of independent directors, each with a different independent director serving as chair of the committee. We believe that the number of independent, experienced directors that make up our board, along with the independent oversight of the Board by our non-executive Chairman, benefits our Company and our stockholders.

Under the Guidelines, our Board provides oversight of the Company’s risk management processes. Pursuant to the Guidelines and the Charter of our Audit Committee, the Audit Committee is primarily responsible for reviewing policies with respect to risk assessment and risk management and meeting periodically with management to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures. The Audit Committee periodically receives reports from management regarding the Company’s assessment of risks.  The Audit Committee also reports regularly on these matters to the full Board, which the Board considers in assessing the Company’s risk profile. Each of our Board committees also considers the risks within its area of responsibilities. For example, in accordance with its Charter, our Compensation Committee reviews the Company’s incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and periodically considers the relationship between risk management and incentive compensation. We believe that the leadership structure of our Board supports its effective oversight of the Company’s risk management.

Directors

The responsibility of the directors is to provide direction and oversight and to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its stockholders.  In discharging that obligation consistent with their fiduciary duties to stockholders, directors are entitled to rely on the honesty and integrity of the Company’s executives and its outside advisors and auditors.  Directors are expected to attend Board meetings and meetings of committees on which they serve, and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities with due care.  Directors are expected to review in advance any information distributed before meetings.

Board Attendance

During fiscal year 2010, there were 10 meetings of the Board.  All the directors attended more than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he has been a director), and (2) the total number of meetings held by all committees of the Board on which he served (during the period that he served).

The Board has adopted a policy that each director is encouraged to attend Concurrent’s regularly scheduled Annual Meeting of Stockholders. All of the directors at the time of Concurrent’s 2009 Annual Meeting of Stockholders attended the meeting.

The Board received the resignation of member, Krish Panu, on November 5, 2009.  Mr. Panu attended 6 meetings of the Board during fiscal year 2010.

Committees of the Board

The membership of each of the Board’s standing committees as of September 13, 2010, is indicated in the table below:

Director	Compensation	Audit	Nominating	Executive

Charles Blackmon	Chair	X		X
Larry L. Enterline		X	Chair
C. Shelton James	X	Chair	X
Steve G. Nussrallah	X			Chair
Dan Mondor				X

Self-Evaluation

Each year the Board and the Compensation and Audit Committees complete an internal self-evaluation.  The self-evaluations are discussed within each committee and then by the Board as a whole, including any areas for improvement.

Stockholder Communications with the Board

In June 2004, Concurrent adopted a formal process for stockholder communications with members of the Board.  The process requires Concurrent to maintain on its corporate website information explaining that stockholders who wish to communicate directly with the Board may do so by writing the Board as a group or the non-management directors as a group via Concurrent’s corporate secretary at its corporate headquarters.  The policy further provides that the corporate secretary shall review all written correspondence received from stockholders and forward such correspondences periodically to the directors.  A copy of the procedures for stockholder communication with the Board may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.  In addition, employees, customers, stockholders, vendors or partners may also make anonymous reports under Concurrent’s Accounting/Auditing Complaint Policy regarding any financial irregularities, fraud, errors, or false statements.

Board Committees

Executive Committee. The Executive Committee has, to the extent legally permitted, the power and authority of the Board.  There was one Executive Committee meeting held during fiscal year 2010.  The Executive Committee operates under a written Executive Committee charter adopted by the Board and reviewed annually.  A copy of the charter may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

Audit Committee. All of the members of the Audit Committee have been determined by the Board to be independent within the meaning of applicable SEC rules and Nasdaq listing standards.  Additionally, the Board has determined that both Mr. James and Mr. Blackmon qualify as “audit committee financial experts” pursuant to SEC rules.  The principal responsibilities of the Audit Committee are:

•	to review Concurrent’s financial statements contained in filings with the SEC;

•	to pre-approve all audit and non-audit services to be provided by Concurrent’s independent registered public accountants;

•	to review matters relating to the examination of Concurrent’s financial statements by its independent registered public accountants and accounting procedures and controls; and

•	to appoint Concurrent’s independent registered public accountants.

There were eight meetings of the Audit Committee during fiscal year 2010.  The Audit Committee operates under a written Audit Committee charter adopted by the Board and reviewed annually. The charter may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

Nominating Committee.  All of the members of the Nominating Committee have been determined by the Board to be independent within the meaning of the Nasdaq listing standards.  The principal responsibilities of the committee are:

•	to select potential candidates for director and recommend selected candidates to the full Board;

•	to develop and recommend to the Board a self-evaluation process for the Board and its committees and oversee such evaluation process; and

•	to make recommendations to the Board concerning the structure and membership of other Board committees.

The Nominating Committee is responsible for assessing and considering director and candidate qualification factors.

In order to fill any positions resulting from vacancies or expansion, the Nominating Committee is responsible for seeking and recommending candidates to the entire Board for membership.  The entire Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of stockholders.  Stockholders may propose nominees for consideration by the Nominating Committee by submitting recommendations to: Corporate Secretary, Concurrent Computer Corporation, 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096 in accordance with the Concurrent Computer Corporation Shareholder Director Nominee Recommendation Policy, which may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

There was one meeting of the Nominating Committee during fiscal year 2010.  The Nominating Committee operates under a written charter adopted by the Board and reviewed annually.  A copy of the charter may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

Compensation Committee. All members of the Compensation Committee have been determined by the Board to be independent within the meaning of the Nasdaq listing standards.  The principal responsibilities of the committee are:

•	to review and approve compensation (salary, bonus, and long-term and short-term incentives) of the Chief Executive Officer and senior executives;

•	to oversee the administration of Concurrent’s incentive compensation plans, equity-based plans and other employee benefit plans, subject to certain limitations;

•	to annually review and approve the annual incentive bonus structure; and

•	to oversee Concurrent’s disclosures in the “Compensation Discussion and Analysis,” contained herein.

The Chief Executive Officer (“CEO”) reports to the Compensation Committee regularly on the results of the evaluations of our Named Executive Officers (defined below) other than the CEO.  In addition to the CEO’s involvement in conducting evaluations and making compensation recommendations for other Named Executive Officers (“NEOs”), our management team and outside consulting firms play an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent.  The management team and outside consulting firms periodically suggest alternative forms of compensation or compensation strategies to assist the Compensation Committee in setting compensation packages that will enable us to attract and retain key talent.

The Compensation Committee also reviews director compensation practices, in relation to peer companies and outside advice, and recommends to the Board, as appropriate, revisions to our director compensation program.  The Board believes that director compensation should be commensurate with the work required and responsibilities undertaken and should serve to align directors’ interests with the long-term interests of stockholders.  For further information regarding the compensation practices, see the “Compensation Discussion and Analysis.”

The Compensation Committee periodically retains firms for analysis of our executive and director compensation and comparisons to overall compensation offered by peer companies in our industry and other selected industries, as well as for other project-related work.  The Compensation Committee has the sole authority to engage or terminate outside consulting firms, including sole authority to approve fees and other retention terms.  For fiscal 2010, the Compensation Committee retained Longnecker & Associates as its independent compensation consultant to advise the Compensation Committee on executive compensation policies and practices.  The nature and scope of those engagements is more fully discussed in the “Compensation Discussion and Analysis.”  The compensation consultants report to the Chairman of the Compensation Committee and act at the direction of the Chairman and the Compensation Committee.

There were seven meetings of the Compensation Committee during fiscal year 2010.  The Compensation Committee operates under a written Compensation Committee charter adopted by the Board and reviewed annually. The charter may be found on Concurrent’s corporate website (www.ccur.com) on the Investors page under Corporate Governance.

Stockholder Recommendations of Director Nominations

The Nominating Committee will consider all properly submitted stockholder recommendations when evaluating director nominees for recommendation to the Board.  However, acceptance of a recommendation for consideration does not imply that the Nominating Committee will nominate the recommended candidate.  In order to submit a nominee recommendation, stockholders must follow the following procedures:

1.	Submit recommendations in writing to the corporate secretary at Concurrent’s corporate headquarters.

2.	Include in the submission the following information concerning the recommended individual for the Committee to consider:

•	age;

•	business address and residence address of such person;

•	five-year employment history, including employer names and business descriptions;

•	the class and number of shares of Concurrent which are beneficially owned by such person;

•	ability of the individual to read and comprehend financial statements;

•	the information required by Item 404 of SEC Regulation S-K (certain relationships and related transactions);

•	board memberships (if any);

•
any other information relating to such person that is required to be disclosed in solicitations or proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and

•	a statement supporting the nominating stockholder’s view that the recommended individual possesses the minimum qualifications prescribed by the Nominating Committee for nominees.

3.	Include with the submission a written consent of the individual to be interviewed by the Nominating Committee and to stand for election if nominated and to serve if elected.

4.	Include in the submission the following information concerning the stockholder (or group of stockholders) recommending the individual for the Nominating Committee to consider:

•	the name and address, as they appear on Concurrent’s books, of such stockholder or stockholders; and

•	the class and number of shares of Concurrent which are beneficially owned by such stockholder or stockholders.

5.
The nominating recommendation must state the relationship between the proposed nominee and the recommending stockholder and any agreements or understandings between the nominating stockholder and the nominee regarding the nomination.

All such stockholder nomination recommendations for an Annual Meeting of Stockholders must be delivered, as provided above, at Concurrent’s corporate headquarters not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Stockholders may also nominate candidates for election to Concurrent’s Board.  Any stockholder wishing to make a nomination should adhere to the provisions set forth in Article IV of Concurrent’s Bylaws, as described under “Other Matters - 2011 Stockholder Proposals.”

Procedures for Identifying and Evaluating Candidates for the Board

The Nominating Committee’s process for selecting nominees begins with an evaluation of the performance of incumbent directors and a determination of whether the Board or its committees have specific unfilled needs.  The Nominating Committee then considers nominees identified by the Nominating Committee, other directors, senior management of Concurrent and stockholders.  The Nominating Committee may obtain, as deemed necessary or appropriate, advice and assistance from legal, executive search, accounting or other advisors.

In identifying and recommending nominees to the Board, the Nominating Committee will consider certain skills and attributes of prospective candidates, including, but not limited to:

•	the highest personal and professional ethics, integrity and values;

•	business or professional knowledge and experience that will contribute to the effectiveness of the Board and the committees of the Board;

•	sound judgment;

•	diversity of skills, experience, age, gender, race, ethnicity and background;

•	lack of interests that materially conflict with those of the Company’s stockholders; and

•	demonstrated professional achievement.

Further, the candidate must be willing to:

•	consent to stand for election if nominated and to serve if elected; and

•	devote sufficient time to carrying out his or her duties and responsibilities effectively (our Guidelines prohibit a director from serving on more than five other public company boards).

In addition, the Nominating Committee will consider the following:

•	at least a majority of the Board must be independent as determined by the Board under the Nasdaq listing standards;

•	at least one member of the Board should have the qualifications and skills necessary to be considered an “audit committee financial expert,” as defined by the rules of the SEC; and

•	at least three directors must meet the requirements for Audit Committee membership required by the Nasdaq listing standards and the SEC.

All potential candidates are interviewed by the Nominating Committee and may be interviewed by other members of the Board and senior management.

For each of the nominees to the Board, the biographies included in this Proxy Statement highlight the experiences and qualifications that were among the most important to the Nominating Committee in concluding that the nominee should serve as a director.

Compensation of Directors

Non-employee directors receive a $20,000 annual retainer payable in two installments, the first half upon election as a director at the Annual Meeting of Stockholders and the second half approximately six months later, typically at the April Board meeting.  A non-employee who becomes a director after the Annual Meeting of Stockholders receives a pro rata portion of the annual retainer, payable at the time of becoming a non-employee director.  In addition, non-employee directors receive a $2,000 fee per Board and committee meeting they attend in person or $500 per meeting they attend by telephone.  However, this amount may not exceed $2,000 per day for attendance at Board and committee meetings regardless of the number of meetings attended on a given day.  In addition, non-employee directors who serve as a chairman of the Audit or Compensation Committees of the Board receive an additional $7,500 fee per year.  These fees are payable in two installments, the first half at the Annual Meeting of Stockholders and the second half approximately six months later, typically at the April Board meeting.  Further, the Chairman of the Board is paid an additional $25,000 fee per year.   None of the directors received perquisites in fiscal year 2010.  Employee directors do not receive any separate compensation or perquisites for their service on the Board.

In early fiscal year 2009, the Compensation Committee evaluated director compensation, including long-term incentive awards.  The Compensation Committee retained Longnecker & Associates (also referred to as ‘the consulting firm’ or ‘the firm’) to advise them on this matter.  The peer companies which were recommended by the firm and approved by the Compensation Committee for this evaluation included:

BigBand Networks, Inc.	Mercury Computer Systems	SeaChange International, Inc.
Harmonic Inc.	Numerex Corp.	Video Display Corporation
Hauppauge Digital, Inc.	OpenTV Corp.	Wind River Systems, Inc.
Innotrac Corporation	SCM Microsystems, Inc.

Longnecker & Associates evaluated each aspect of director compensation including an annual retainer, meeting fees, committee fees, chairman fees and equity grants.  The firm concluded that the annual cash compensation provided to the directors is below the 50th and 75th percentiles as compared to the peer group.  Based on the input from the consulting firm, the Board concluded that the cash compensation for each non-employee director was appropriate.  However, the firm recommended that the non-employee directors should receive additional long-term incentives.  Consistent with that recommendation, beginning in fiscal year 2009, the Compensation Committee granted each non-employee director long-term incentives as follows:

•
3,275 shares of restricted stock with the restrictions lapsing on 3,000 shares on the first anniversary, 150 shares on the second anniversary, and 125 shares on the third anniversary of the grant date.  Any shares on which the restrictions have not yet lapsed are forfeited upon a director’s departure from the Board.

•	1,000 performance shares with restrictions lapsing over three years under the same conditions as the performance shares granted to the NEOs pursuant to the fiscal year 2010 grants as described below.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2010

The following table sets forth the annual compensation of our non-employee directors for fiscal year 2010:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Performance Stock Awards ($) (1)	Total ($)
Steve G. Nussrallah (2)	$59,500	$14,702	$1,303	$75,505
Charles Blackmon (2)	46,500	14,702	1,303	62,505
Larry L. Enterline (2)	34,000	14,702	1,303	50,005
C. Shelton James (2)	46,500	14,702	1,303	62,505
Krish Panu (3)	15,500	0	0	15,500

(1)
The amounts in these columns reflect the grant date fair value for stock awards granted in fiscal year 2010, determined in accordance with the Accounting Standards Codification (“ASC”) 718-10.  Performance Stock Awards may be earned by either achievement of specified company financial results (“performance condition”) or achievement of a certain stock price over three years (“market condition”).  Due to the “either/or” criteria for the performance shares, we calculate the grant date fair value under each scenario.  The grant date fair value disclosed herein is based upon the value as calculated under the market condition, as this scenario results in a higher grant date fair value, primarily due to the probability factor that must be applied to the performance condition grant date fair value calculation.

(2)
As of June 30, 2010, the aggregate number of outstanding restricted stock awards, held by the non-employee directors was, respectively, as follows: Mr. Nussrallah, 6,106; Mr. Blackmon 6,106; Mr. Enterline, 6,106; and Mr. James, 6,106.

(3)	Mr. Krish Panu resigned from the Board effective November 5, 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers for Fiscal Year 2010

As of June 30, 2010, we have three executive officers: Dan Mondor (President, Chief Executive Officer and Director), Emory O. Berry (Chief Financial Officer and Executive Vice President of Operations) and Kirk L. Somers (Executive Vice President of Corporate Affairs).  Our Named Executive Officers, or NEOs, for fiscal year 2010 were Messrs. Mondor, Berry and Somers.

Comparison Objectives and Overview of Compensation Program

Our executive compensation programs have been designed to ensure that the NEOs’ and other senior management’s total compensation is aligned with our business objectives and financial performance, and to enable us to attract and retain skilled professionals who contribute to our long-term success.  The objectives of our executive compensation programs are as follows:

•	pay salaries that are competitive and attract, retain, and motivate a highly competent executive team;

•	provide market-based bonus programs that link corporate performance and total executive compensation; and

•
align executives’ financial interests with the creation of stockholder value by providing long-term incentive plans subject to vesting over time and/or performance-based incentives tied to meaningful and quantifiable performance metrics.

We have also designed our compensation programs to reward our NEOs’ and other senior management’s measurable accomplishments toward the goal of creating stockholder value and the sustainability of our company in the marketplace. To this end, a significant portion of our executive compensation packages is comprised of variable pay in the form of annual bonuses, which are dependent on the achievement of company performance objectives, and long-term equity-based compensation.

Components of Compensation

Our executive compensation program consists of three primary components: base salary, an annual cash incentive opportunity and long-term equity-based incentive awards.  We pay base salaries to remain competitive in the marketplace and to attract and retain talented executives.  Base salaries are established assuming an acceptable level of individual performance and provide our executives with a steady cash payment.  We have established an annual cash-based incentive program, our Annual Incentive Plan or “AIP,” with payouts contingent on the attainment of measurable financial and strategic company goals so that a significant portion of the annual cash compensation for our executive officers and senior management is at risk.  Through grants of long-term equity-based awards, we seek to enable executives to develop and maintain a significant long-term equity interest in our common stock, align our executives’ actions with our stockholders’ interests and create a retention incentive for our executives to continue their employment with us.

We believe it is necessary to provide these three elements of compensation — base salary, AIP and long-term equity-based incentive awards — to compete for and retain executive talent in a competitive marketplace.  The Compensation Committee has responsibility for establishing, implementing and monitoring adherence to this philosophy.

Determination of Compensation

Total Compensation

In establishing each executive’s total compensation package, the Compensation Committee considers:

•	the compensation packages of executive officers in similar positions at a comparable group of peer companies based on reported and survey information as described below;

•	the experience and contribution levels of the individual executive officer; and

•	advice received from the consulting firm.

Each element of compensation is compared with that of peer companies through review of analyses prepared by the consulting firm, the Surveys (as defined below) and the input received from the consulting firm.  Total compensation (the combined value of base salary, target annual incentive, and grant date fair value of long-term incentive awards) is also assessed.

With respect to long-term equity-based incentive awards, the Compensation Committee also considers the amount and value of stock options and restricted shares currently held by the NEOs and senior managers when determining new grants.  The Compensation Committee’s focus is on compensating executives for their individual performances and their expected future contributions to Concurrent, in addition to the potential material adverse effect of the risks arising from these compensation practices.

Peer Group Analysis

In 2008 and 2009, the Compensation Committee retained independent compensation consultants Longnecker & Associates to advise them on executive compensation policies and practices.  This advice, including a peer group analysis, was provided in multiple meetings in 2008 and was considered by the Compensation Committee in establishing the framework of our executive compensation packages for fiscal years 2009 and 2010.  Additionally, Longnecker & Associates periodically advises the Committee throughout each year on compensation issues.  The peer group recommended by the consulting firm and approved by the Compensation Committee and used for purposes of analyzing the structure of our executives’ compensation included similarly-sized companies, and those in the high-tech or communications industries.  These criteria resulted in a group of 11 peer companies against which our executive compensation program was evaluated.  These companies were:

BigBand Networks, Inc	Mercury Computer Systems	SeaChange International, Inc.
Harmonic Inc.	Numerex Corp.	Video Display Corporation
Hauppauge Digital, Inc.	OpenTV Corp.	Wind River Systems, Inc.
Innotrac Corporation	SCM Microsystems, Inc.

Additionally, the firm considered information relating to Arris Group, Inc. due to the physical and market proximity to Concurrent.

Through the executive overseeing Human Resources, the Compensation Committee also references survey information purchased from the Economic Resource Institute (“ERI Survey”) and Culpepper Compensation & Benefits Surveys (“Culpepper Survey”) (collectively “Surveys”).

•
The ERI Survey is based upon over 20 million measures and includes compensation data from 14,000 companies that report through the SEC, third-party surveys, and annual reports and information circulars released by companies in the United States, Canada and European Union.  The ERI Survey reports results based upon (1) calculations using statistical analysis, (2) size-sensitive information such as assets, revenue and number of employees in reporting organizations, (3) industry classification based upon an enhanced Standard Industrial Classification (SIC) code, and (4) geographical location.

•
The Culpepper Survey data is based upon independent data from 1,353 companies and includes 9,542 executive positions.   Further, the information can be subdivided based on percentile rankings, company size, industry group and geographic zones.

In utilizing the Surveys, the Compensation Committee focuses on similarly sized technology companies within our industry, based on standard industrial codes.

Base Salaries

Individual base salaries are determined through an evaluation of individual performance levels and contributions to our business objectives, as well as comparisons to the peer group described above and the Surveys for similar positions in the technology marketplace where we compete.  Salaries are reviewed annually for each NEO in July or August.  We target base salaries at the median of market levels.

Fiscal 2010

In August 2009, the Compensation Committee considered the compensation of the NEOs and determined that the salaries of the NEOs would not be changed, consistent with the Company-wide salary freeze.  The salary freeze was instituted throughout the Company in November 2008 and remained in effect through June 30, 2010.

Fiscal 2011

In August 2010, the Compensation Committee decided that the salaries of the NEOs would not be changed.

Annual Incentive Awards

To align incentives for NEOs with the creation of stockholder value, our NEOs participate in the AIP that is in place for all management level employees.  The AIP is designed to align employee incentives with the corporate or individual product-line goals that are most important for the fiscal year.  Each year management develops the AIP and makes recommendations to the Compensation Committee as to the performance goals for the year.  The AIP award is paid as a cash award after the completion of the fiscal year, usually in August.  Individual target bonuses are established by the Compensation Committee based on a percentage of the executive’s base salary, recognizing the relative size and scope of each executive’s responsibility within Concurrent.

We do not have a formal policy for recovery or adjustment of AIP awards in the event the performance goals on which payouts are based are later restated or otherwise adjusted in a manner that would have reduced the size of the payouts.

Fiscal 2010 AIP

The AIP payout targets for fiscal 2010 for our NEOs were set by the Compensation Committee at the following percentages of each person’s salary:  Mr. Mondor 65%, Mr. Berry 50%, and Mr. Somers 40%.  The bonus target percentages did not change from fiscal year 2009.  Thus, the individual target bonuses under the 2010 AIP for all components in the aggregate for Messrs. Mondor, Berry and Somers were $240,500, $147,500 and $100,000 respectively.

For fiscal year 2010, the Compensation Committee based the AIP on the achievement of weighted annual performance targets related to revenue (25%) and adjusted operating income (75%).  The revenue target was $72,200,000.  The adjusted operating income target (operating income before payment of any AIP award) was $3,074,750.  The Compensation Committee chose goals related to revenue and adjusted operating income because they believed these were quantifiable financial measures that would contribute to building stockholder value in fiscal year 2010.  Depending on achievement of the annual revenue and adjusted operating income goals, participants were eligible to receive between 0% and 150% of the target amount for the fiscal year.

The Compensation Committee compared actual results for the year against the target goals for revenue and adjusted operating income to determine the amount to be paid under the 2010 AIP as follows:

•
Achievement Below Target. If revenue and adjusted operating income for the year were below the target, but not below the threshold, the payout for the period would decrease in an approximately linear fashion from the target.  If results were below the threshold, then there would be no payout.

•	Achievement At Target. If revenue and adjusted operating income results for the year matched the targets, the payout for the year would be 100% of the target amount payable.

•
Achievement Above Target. If revenue and adjusted operating income for the year exceeded the targets, the bonus payout would increase in an approximately linear fashion from the target to the maximum amount payable.  There is no additional increase in the payout if results exceed the maximum goals for the year.

Based on actual company performance results for fiscal year 2010, no AIP awards were paid.

Fiscal 2010 Alternative Cash Incentive Plan

On February 5, 2010, recognizing the AIP targets set by the Committee in August 2009 were not meaningful for fiscal year 2010 given the macroeconomic capital expenditure slowdown, the Compensation Committee adopted an alternative performance-based cash incentive plan (the “Plan”) for employees, including the NEOs.  The Plan provided for payment of an award if the Company achieved a minimum of $30,000,000 in revenue and positive operating income for the second half of the fiscal year.  If both criteria were achieved, fifty percent of operating income (before the payment of any awards) would be available as a pool to be distributed by the CEO in his sole discretion, provided it was pre-approved by the Compensation Committee.  The pool available to the employees was capped at $875,000.

Based on actual Company results for the second half of fiscal year 2010, the pool available under the Plan was $583,000.  The CEO recommended that the Compensation Committee and Board use $245,000 of the pool to make a one-time 401(k) contribution to be allocated to all participants based on salary.  $245,000 is the amount of the match historically made by Concurrent in a six-month period.  This one-time contribution was approved by the Compensation Committee and Board in light of the cancellation of the 401(k) match in August 2009 and to recognize the hard work and dedication exhibited by employees to achieve the Plan success.  The remaining $338,000 was allocated by the CEO and approved by the Compensation Committee for employees throughout the company who meaningfully contributed to the operating results for the second half of fiscal year 2010.  The NEOs were paid the following amounts:  Mr. Mondor, $54,500; Mr. Berry, $33,500; Mr. Somers, $17,000.

Fiscal 2011 AIP

The AIP bonus targets for fiscal year 2011 for our NEOs are set by the Compensation Committee at the following percentages of each person’s fiscal 2011 salary:  Mr. Mondor, 65%; Mr. Berry, 50% and Mr. Somers, 40%.  The bonus targets did not change from fiscal year 2010.

For fiscal year 2011, the Compensation Committee based the AIP on the achievement of weighted annual performance targets related to revenue (50%) and adjusted operating income (50%).  Adjusted operating income for the purpose of measuring achievement of these targets is the operating income before paying the operating income component of the target and other items not contemplated by the annual operating plan that the committee excludes or adds.  The Compensation Committee chose goals related to revenue and adjusted operating income because they believed these were quantifiable financial measures that would contribute to building stockholder value in fiscal year 2010.  The Compensation Committee chose the stated weighting in recognition of the business transition and importance of revenue growth in fiscal year 2011.  Depending on achievement of the annual revenue and adjusted operating income goals, participants are eligible to receive between 0% and 150% of the target amount for the fiscal year.

Actual results for the year will be compared against the target goals for revenue and operating income to determine the amount to be paid under the 2011 AIP as follows:

•
Achievement Below Target. If revenue and adjusted operating income for the year are below the target, but not below the threshold, the payout for the period would decrease in an approximately linear fashion from the target.  If results are below the threshold, then there would be no payout.

•	Achievement At Target. If revenue and adjusted operating income results for the year matched the targets, the payout for the year would be 100% of the target amount payable.

•
Achievement Above Target. If revenue and adjusted operating income for the year exceeded the targets, the bonus payout would increase in an approximately linear fashion from the target to the maximum amount payable.  There is no additional increase in the payout if results exceed the maximum goals for the year.

Long-Term Equity-Based Incentive Awards

The Compensation Committee grants long-term equity-based incentive awards to the NEOs and senior managers in the form of stock options and restricted shares.  In determining the size of the grants, the Compensation Committee considers the amount and value of stock options and restricted stock currently held, the executive’s performance during the prior year, and the executive’s likely continued future contributions to Concurrent, as well as the executive’s role within Concurrent.  The Compensation Committee also considers the value of awards granted to executives in similar positions at the peer companies based the input received from Longnecker & Associates as well as the Surveys.

The Compensation Committee generally awards stock options or restricted shares to the NEOs and senior managers at the time of initial employment and at discretionary intervals thereafter (usually on an annual basis).  In recent years, the annual grants to our NEOs and senior managers have been at a consistent interval, generally occurring during the first fiscal quarter.  Grants have been made at other times for new hires and promotions.

The Compensation Committee, in determining whether to grant stock options or restricted shares, considers what it believes most effectively motivates employees under different market conditions.  The Compensation Committee has utilized restricted shares to focus individuals on our long-term performance, to motivate their performance and to retain them.  The restricted shares may be time based or performance based.

The Compensation Committee considers long-term incentive grants based on recommendations from our CEO and executive overseeing Human Resources, as well as the consulting firm.  Annual grants are approved by the Compensation Committee at a meeting that generally is held in August of each year.  All stock options are approved with exercise prices equal to the closing market price on the date of grant.  The date of the grant is the date of the Compensation Committee meetings, unless the approval is at a meeting preceding the release of earnings for the prior period, in which case the grant date is two business days after the earnings release.  The Compensation Committee does not have any program, plan or practice to time stock option grants in coordination with the release of material nonpublic information, nor do we time the release of material nonpublic information for the purpose of affecting the value of executive compensation.

Fiscal 2010

On August 27, 2009, the Compensation Committee awarded restricted stock awards (or “RSAs”) to the NEOs as shown in the table below.

Named Executive Officer	Time-Based RSAs	Performance-Based RSAs
Dan Mondor	11,813	45,104
Emory O. Berry	5,651	21,577
Kirk L. Somers	4,789	18,286

The restricted shares have time based restrictions that will lapse in equal amounts on each grant date anniversary over the next four years as long as the recipient is an employee.

The performance shares have restrictions that will lapse based upon two criteria as follows:

•
The first criterion is based on the AIP for fiscal years 2010, 2011 and 2012.  The restrictions will lapse in up to one-third of the performance shares in each year based on the percentage of target performance for the AIP that is achieved in that year.  If 100% of target performance is achieved, then the restrictions will lapse on 1/3 of the performance shares granted.  If 52% of the target performance is achieved, then the restrictions will lapse on 52% of one-third of the performance shares granted.  There will be a catch up provision in years two and three if less than 100% of AIP target performance is achieved in the prior year but greater than 100% of target performance is achieved in the next year.  In no case can more than 100% of the initial number of performance shares granted be earned.  The restrictions in years two and year three will be tied to the fiscal year 2011 AIP and the fiscal year 2012 AIP, respectively.  There will be no catch-up for year three if the year three goals are not met.

•
The second criterion is tied to stock price.  The base price is the closing stock price of Concurrent stock on the grant date of August 27, 2009, (“Initial Date”) which was $4.56 (“Initial Price”).  If the performance requirements described in the first criterion above are not achieved, but the stock price has appreciated at least 25% per year, in aggregate, by August 27, 2012, then the restrictions of the performance shares will lapse on August 27, 2012 (“Measurement Date”).  The stock price for the three year measurement will be the average stock price for the 30 days immediately preceding the Measurement Date.  Since the Initial Price was $4.56 the 30 day average stock price prior to the Measurement Date would have to be at least $8.91 ($4.56 X 1.25 = $5.70 X 1.25 = $7.13 X 1.25 = $8.91) for the restrictions to lapse.  If the stock price was flat for the first two years, but increased the third year such that the 30 day average prior to the Measurement Date is over $8.91, the restrictions would lapse.  This criterion operates on an “all or nothing” basis.  Thus, if the aggregate stock appreciation on the Measurement Date is less than 25% per year, then no restrictions will lapse per this criterion.  If the aggregate stock appreciation on the Measurement Date is more than 25% per year, then all remaining restrictions will lapse per this criterion.

Fiscal 2011

In early fiscal year 2011, the Compensation Committee retained the consulting firm to evaluate Concurrent’s long-term incentive grant history and executive stock ownership as compared to the peer companies.  The firm completed the analysis and made recommendations to the committee in meetings during August 2010.

On August 25, 2010, the Compensation Committee approved the grant of RSAs to the NEOs as shown in the table below, said grants to occur on the close of business on the second day following the earnings release on August 31, 2010.

Named Executive Officer	Time-Based RSAs	Performance-Based RSAs
Dan Mondor	19,300	77,200
Emory O. Berry	9,340	37,360
Kirk L. Somers	4,620	18,480

The restricted shares have time-based restrictions that will lapse in equal amounts on each grant date anniversary over the next four years as long as the recipient is an employee.

The performance shares have restrictions that will lapse based upon two criteria as follows:

•
The first criterion is based on the AIP for fiscal years 2011, 2012 and 2013.  The restrictions will lapse in up to one-third of the performance shares in each year based on the percentage of target performance for the AIP that is achieved in that year.  If 100% of target performance is achieved, then the restrictions will lapse on 1/3 of the performance shares granted.  If 52% of the target performance is achieved, then the restrictions will lapse on 52% of one-third of the performance shares granted.  There will be a catch up provision in years two and three if less than 100% of AIP target performance is achieved in the prior year but greater than 100% of target performance is achieved in the next year.  In no case can more than 100% of the initial number of performance shares granted be earned.  The restrictions in years two and year three will be tied to the fiscal year 2012 AIP and the fiscal year 2013 AIP, respectively.  There will be no catch-up for year three if the year three goals are not met.

•
The second criterion is tied to stock price.  The base price is the closing stock price of Concurrent stock on the grant date of September 2, 2010, (“Initial Date”) which was $6.45 (“Initial Price”).  If the performance requirements described in the first criterion above are not achieved, but the stock price has appreciated at least 20% per year, in aggregate, by September 2, 2013, then the restrictions of the performance shares will lapse on September 2, 2013 (“Measurement Date”).  The stock price for the three year measurement will be the average stock price for the 30 days immediately preceding the Measurement Date.  Since the Initial Price was $6.45 the 30 day average stock price prior to the Measurement Date would have to be at least $11.15 ($6.45 x 1.2 x 1.2 x 1.2 = $11.15) for the restrictions to lapse.  If the stock price was flat for the first two years, but increased the third year such that the 30 day average prior to the Measurement Date is over $11.15, the restrictions would lapse.  This criterion operates on an “all or nothing” basis.  Thus, if the aggregate stock appreciation on the Measurement Date is less than 20% per year, then no restrictions will lapse per this criterion.  If the aggregate stock appreciation on the Measurement Date is more than 20% per year, then all remaining restrictions will lapse per this criterion.

Severance

Pursuant to the employment agreements we have with our NEOs, we provide severance pay to our NEOs, which is more fully described below under “Potential Payments Upon Termination or Change in Control.”  These employment agreements are entered into when each employee becomes a NEO.  The severance for our NEOs is typically one year of salary.  In establishing this benefit, the Compensation Committee receives advice from the consulting firm and reviews the Surveys to determine what other comparable companies provide their NEOs in the form of severance protection and the amount of payments that are customary and reasonable in our industry.  Based on this review, the Compensation Committee believes that providing severance to NEOs is customary for our industry and allows us to remain competitive with other companies. This approach ensures that our NEOs continue to act in the best interests of stockholders even in the event that they are at risk of losing their jobs. This strategy is particularly important and worthwhile given the difficulty for a high-level employee to secure a comparable position at another company quickly and for Concurrent to remain competitive with other companies that routinely offer a similar benefit to their executive officers.

Compensation Risk Analysis

In July and August of 2010, the Compensation Committee oversaw the performance of a risk assessment of the Company's compensation programs to ascertain any potential material risks that may be created by the compensation programs.  The Compensation Committee retained Longnecker & Associates to evaluate the risks associated with executive compensation and the Company completed a similar analysis for all other employees.  The Compensation Committee considered the findings of the assessments conducted and concluded that the Company's compensation programs are designed and administered with the appropriate balance of risk and reward in relation to its overall business strategy and do not encourage employees to take unnecessary or excessive risks. The analyses considered the following attributes of the programs:

•	salaries and reliance on variable incentives to deliver total compensation, as compared to peers;

•	the balance between cash and equity compensation;

•	the mix of time based and performance based equity vehicles;

•	the approval process for performance metrics under executive incentive programs;

•	whether or not incentive plans are capped or uncapped;

•	the ownership of insiders and use of retention ratios or stock ownership requirements for insiders;

•	a recoupment policy that allows the Company to recover compensation paid in situations of fraud or material financial misconduct;

•	severance benefits as compared to market and best practices as well as the triggers for severance;

•	the relationship between annual and performance-based long term incentive plans and the business strategy and objective of creating long-term, sustainable value for shareholders;

•	alignment of the performance periods with the business cycle and long-term performance; and

•	the balance of performance metrics and weighing towards certain financial targets.

Benefits and Perquisites

Our NEOs are eligible to participate in the health and welfare and defined contribution plans that we make generally available to our other full-time employees, including health care, disability and life insurance coverage and 401(k) matching programs.  The company match was suspended for all participants on August 18, 2009 and has not been reinstated.

In August 2010, the Board approved a one-time contribution of $245,000 to the 401(k) plan for all eligible employees, to be allocated based on each eligible employee’s salary relative to all eligible employees.

We do not provide any pension plans or any non-qualified deferred compensation to any of our NEOs.  Our NEOs do not receive any other benefits or perquisites.

Role of Management in Determining Compensation

Evaluations of the NEOs’ performance (other than the CEO) are conducted on a regular basis by the CEO.  The CEO reports to the Compensation Committee on the results of the evaluations of the other NEOs.  The CEO’s performance is periodically evaluated by the Compensation Committee and the Board.

In addition to the CEO’s involvement in reviewing performance of the other NEOs, our management team plays an active role in updating the Compensation Committee on the trends and challenges of hiring, retaining and competing for talent. The management team periodically suggests alternative forms of compensation or compensation strategies to assist the Compensation Committee in establishing compensation packages that will enable us to attract and retain key talent. The Compensation Committee solicits input from executive management on compensation related strategies and practices.  Additionally, the Compensation Committee utilizes the data and analysis from the consulting firm and industry surveys to gain a comprehensive view of related factors affecting its decision making.  Management has not retained its own compensation consultants.

Tax Considerations

The Compensation Committee considers the impact of certain provisions of the Internal Revenue Code of 1986, as amended, relating to tax when making decisions on executive compensation.  The primary provision they consider is Section 162(m).

Section 162(m) includes potential limitations on the deductibility for federal income tax purposes of compensation in excess of $1 million paid or accrued with respect to our highly paid executive officers.  Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. None of our NEOs received cash compensation in excess of $1 million in fiscal year 2010.  Stock options and performance shares granted to our NEOs are designed to qualify as performance-based compensation under Section 162(m).  The Compensation Committee may determine, however, that one or more awards granted should not conform to these requirements if, in its judgment, such payments are necessary to achieve our compensation objectives and protect stockholder interests and the benefit of the compensation arrangement for Concurrent and the stockholders outweighs the incremental cost to Concurrent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with Concurrent’s management.  Based on the Compensation Committee’s review of, and discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee of the Board Charles Blackmon, Chairman C. Shelton James Steve G. Nussrallah September 13, 2010

The foregoing report and other information provided above should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the “Acts”), except to the extent that Concurrent specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

SUMMARY COMPENSATION TABLE

The following table sets forth compensation information for fiscal years 2008, 2009 and 2010 for our NEOs.  None of the NEOs received perquisites.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compen- sation (5) ($)	Total ($)

Dan Mondor	2010	370,000	-	111,600	-	54,500	513	536,613
President and Chief	2009	370,000	-	-	-	160,671	9,045	539,716
Executive Officer	2008	103,885	1,532	219,000	291,540	-	2,438	618,395

Emory O. Berry (6)	2010	295,000	-	53,387	-	33,500	503	382,390
E.V.P. of Operations	2009	300,417	-	63,980	82,260	90,329	6,552	543,538
& Chief Financial	2008	342,864	-	-	82,611	-	-	425,475
Officer

Kirk L. Somers	2010	250,000	-	45,244	-	17,000	432	312,676
E.V.P., Corporate	2009	250,000	7,500	18,142	-	68,807	7,023	351,472
Affairs	2008	250,000	-	-	127,839	148,534	9,866	536,239

(1)
The amounts reflected in the Bonus column are 1) a discretionary amount granted to Mr. Mondor in fiscal year 2008 equivalent to 2/12th of the prior CEO’s calculated bonus, and 2) a discretionary payment to Mr. Somers in lieu of merit increase awarded to Mr. Somers in August 2008.

(2)
The amount reported in this column for each NEO represents the grant date fair value of the performance or restricted stock awards granted during the applicable fiscal year, computed in accordance with ASC Topic 718-10.  Performance Stock Awards may be earned by either achievement of specified company financial results (“performance condition”) or achievement of a certain stock price over three years (“market condition”).  Due to the “either/or” criteria for the performance shares, we calculate the grant date fair value under each scenario.  The grant date fair value disclosed herein is based upon a monte carlo simulation to determine the value under the market condition scenario, as this scenario results in a higher grant date fair value computation, primarily due to the probability factor that must be applied to the performance condition grant date fair value calculation.  The amount included in the column for this award is computed based on the probable outcome of the performance conditions as of the grant date for the award.  See Note 11 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2010 for the assumptions used to value these awards.

In accordance with SEC rules, we are required to disclose the grant date fair value of the performance awards assuming maximum performance. The maximum values of the 2010 awards are as follows:
Mondor -- $143,730; Berry -- $68,756; and Somers -- $128,523.

(3)
The amount reported in this column for each NEO represents the grant date fair value of stock options granted to the NEOs during the applicable fiscal year, determined in accordance with ASC 718-10.    See Note 11 of the Notes to Consolidated Financial Statements set forth in our Annual Report on Form 10-K for fiscal year 2010 for the assumptions used to value these awards.

(4)
The amounts reported in this column represent incentive plan compensation earned by the NEOs under the Fiscal 2010 Alternative Cash Incentive Plan for fiscal year 2010 and the AIP for fiscal years 2009 and 2008.  No amounts were earned under the 2010 AIP.

(5)	The amounts reported in this column represent matching contributions to the company-sponsored 401(k) plan.

(6)
Mr. Berry’s annual salary was $295,000 for fiscal year 2010 and 2009, but for fiscal year 2009, he received 11/12th of this salary and one month of payment as a full-time consultant for TechCFO, all of which aggregated to $300,417.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR 2010

The following table provides information regarding grants of plan-based awards made to our NEOs during fiscal year 2010.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2) (3)		All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock Awards
	Grant	Threshold	Target	Maximum	Threshold	Target
Name	Date	($)	($)	($)	(#)	(#)	(#) (2)	($) (4)
Dan Mondor		0	240,500	360,750
	8/27/2009						11,813	53,867
	8/27/2009				0	45,104		57,733
Emory O. Berry		0	147,500	221,250
	8/27/2009						5,651	25,769
	8/27/2009				0	21,579		27,618
Kirk L. Somers		0	100,000	150,000
	8/27/2009						4,789	21,838
	8/27/2009				0	18,286		23,406

(1)
The amounts shown in these columns represent the NEOs’ annual incentive award opportunity under the 2010 AIP.  See Compensation Discussion and Analysis— Fiscal 2010 Annual Incentive Award for more information regarding this plan.  The NEOs also participated in the Fiscal 2010 Alternative Cash Incentive Plan, pursuant to which they were eligible to receive a cash award if our revenue for the second half of fiscal 2010 achieved a minimum of $30.0 million and we had positive operating income for the same period.  The criteria were achieved, a pool was funded and individual award amounts were allocated from the pool based on the recommendation of the CEO and as approved by the Compensation Committee.  Because there is no determinable threshold, target or maximum amount for this award, it is not included in the table above.  No amounts were earned under the 2010 AIP.  The amounts earned under the Fiscal 2010 Alternative Cash Incentive Plan are disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)	All grants were made under the Second Amended and Restated 2001 Stock Option Plan.

(3)
Represents the performance stock awards granted to the NEOs that vest upon either achievement of specified company financial results (“performance condition”) or achievement of a certain stock price over three years (“market condition”).  NEOs cannot earn more shares than the target award.

(4)
Represents the grant date fair value of restricted stock awards and performance stock awards granted to the NEOs, as computed under ASC Topic 718.  See footnote 1 of the Summary Compensation Table for calculation methodology.  The grant date fair value for the award is computed based on the probable outcome for the performance period.  The grant date fair value of the performance stock award assuming maximum performance is disclosed in footnote 1 to the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS
AS OF JUNE 30, 2010

The following table provides information concerning outstanding equity awards held by the NEOs on June 30, 2010.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2) (3)
Dan Mondor	30,002	29,998	7.30	04-23-08	04-23-2018	26,813	126,289	45,104	212,440
Emory O. Berry	5,000	15,000	6.40	08-01-08	08-01-2018
	7,500	2,500	15.20	03-08-07	03-08-2017	13,151	61,941	21,577	101,628
	4,500	4,500	13.30	09-12-07	09-12-2017
Kirk L. Somers	3,000		140.05	11-26-01	11-26-2011
	251		68.50	04-30-02	04-30-2012
	565		21.20	04-28-03	04-28-2013
	565		30.70	08-25-03	08-25-2013
	565		45.60	10-27-03	10-27-2013
	565		49.40	02-02-04	02-02-2014	4,789	22,556	34,604	162,985
	2,500		22.10	01-28-05	01-28-2015
	5,506		21.50	06-22-05	06-22-2015
	7,656	2,552	13.50	08-14-06	08-14-2016
	6,616	6,615	14.00	08-20-07	08-20-2017
				10-29-08	10-29-2018

(1)	The options vest and become exercisable in equal installments on the first, second, third and fourth anniversaries of the grant date.
(2)
The amounts shown in these columns reflect the market value of the unvested restricted and performance shares based on the closing market price on June 30, 2010 (the last business day of fiscal year 2010) of $4.71, multiplied by the number of shares.

(3)	The restrictions on the shares reported in this column lapse when either performance goals based on revenue and operating income, or a market condition based upon stock price are achieved.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL YEAR 2010

The following table provides information regarding stock vested by each of our NEOs during fiscal year 2010.  There were no options exercised during fiscal year 2010.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Dan Mondor	7,500	44,250 (1)
Emory O. Berry	2,500	13,550 (2)
Kirk L. Somers	4,675	18,279 (3)

(1)	The amount reported represents the market value of the stock on the day the stock vested which was April 23, 2010 ($5.90).
(2)	The amount reported represents the market value of the stock on the last business day prior to the shares’ vest date of Sunday, August 1, 2009 ($5.42).
(3)	The amount reported represents the market value of the stock on the day the stock vested which was October 29, 2009 ($3.91).

Potential Payments Upon Termination or Change in Control

The employment agreements with our NEOs and the terms of our 2001 Stock Option Plan provide for certain payments or accelerated vesting of awards as described below.

Executive Employment Agreements

We have entered into employment agreements with each of our NEOs.  These agreements contain generally the same terms and provide for a base salary to be reviewed for increase annually with increases awarded at the discretion of the Board or the Compensation Committee.  The agreements also provide for an annual incentive award opportunity based on a percentage of base salary.  Although the percentage is established in each agreement, it is subject to change by the Compensation Committee as an employee’s duties expand.

The agreements provide that employment may be terminated by either Concurrent or the respective NEO at any time.  In the event the NEO voluntarily resigns or is terminated for Due Cause (defined below), compensation under the employment agreement will end.  In the event an agreement is terminated:

•	directly by us without Due Cause,

•	in certain circumstances constructively by us, or

•	in the case of Messrs. Mondor and Berry, within one year of a Change in Control (as defined below),

the terminated employee will receive severance compensation equal to his salary at the time of termination for a period of 12 months from the date of termination and will be entitled to continue to participate in our healthcare plans through the severance period.   Additionally, the severance compensation of Messrs. Mondor and Berry would include the amount of annual incentive award, if any, paid in the year prior to termination (“prior year incentive award”).  The agreements define constructive termination as (a) demotion, (b) material change in authority, duties or responsibilities, (c) decrease in salary or incentive award opportunity, (d) material reduction in benefits, or (e) material breach of the employment agreement by Concurrent.

Except for the prior year incentive award due Messrs. Mondor and Berry, which would be paid in a lump sum on the first pay date after termination, severance compensation would be paid in equal, biweekly installments or in accordance with our normal salary payment procedures.  If we determine that the amounts payable are on account of an “involuntary separation from service” (as defined in Treasury Regulation section 1.409A-1(n)) and exceed the “separation pay allowance” described below, the excess amounts payable would be accumulated and distributed in a single sum six months and one day after the date of the separation from service.  If the Company reasonably determines that the amounts payable are not on account of an “involuntary separation from service” (as defined in Treasury Regulation section 1.409A-1(n)), no amount shall be distributed before the date that is six months after separation from service and any amounts that would have been distributed during the six months after the separation from service will be accumulated and distributed in a single sum six months and one day after the date of separation from service.  The “separation pay allowance” means an amount that is two times the lesser of (x) NEO’s annualized compensation or (y) the compensation limit in effect under Code section 401(a)(17).

The agreements also provide that if a NEO is terminated due to death or continuing disability, the NEO or his estate will be paid 6 months of salary.

The term “Due Cause” means the NEO:

(a)	committed a willful serious act to enrich himself at our expense or has been convicted of a felony involving moral turpitude;

(b)	willfully and grossly neglected his duties, or intentionally failed to observe specific lawful directives or policies of the Board;

(c)	failed to take reasonable and appropriate steps to determine the accuracy of Sarbanes-Oxley Act certifications; or

(d)	failed to fulfill any of his duties to administer effective systems and controls necessary for compliance with the Sarbanes-Oxley Act.

If a NEO’s employment is terminated for any reason, he is prohibited from competing with us, soliciting our customers, or trying to hire our employees for the period in which he receives severance, if any, plus one year.

Dan Mondor.  In April 2008, we entered into an employment agreement with Mr. Mondor.  He will be paid an annual salary of $370,000 for fiscal year 2011, and his annual target bonus is 65% of his annual base salary.  The agreement has a four year term and shall renew automatically for additional one year terms unless one party notifies the other that it does not intend to renew.

Emory O. Berry.  In August 2008, we entered into an employment agreement with Mr. Berry and terminated our consulting agreement regarding Mr. Berry with TechCFO.  Mr. Berry will be paid an annual salary of $295,000 for fiscal year 2011 and his target bonus is 50% of his annual base salary.  The agreement has a four year term and shall renew automatically for additional one year terms unless one party notifies the other that it does not intend to renew.

The employment agreements of Messrs. Mondor and Berry provide that, if within one year of a Change in Control, their employment is terminated and such termination is not based on death or disability or on Due Cause, they will be entitled to receive severance compensation as described above.  “Change in Control” shall have the same definition as contained in the 2001 Stock Option Plan described below.

Kirk L. Somers.  In November 2001, we entered into an employment agreement with Mr. Somers.  He will be paid an annual salary of $250,000 for fiscal year 2011 and his target bonus is 40% of his annual base salary.  If he becomes entitled to severance compensation, he will receive his salary for 12 months after termination.  In fiscal year 2009, Mr. Somers’ employment agreement was amended to ensure it was consistent with Treasury Regulation section 1.409A.

2001 Stock Option Plan

Under the 2001 Stock Option Plan, if an employee terminates employment for any reason other than death, disability or cause, existing and vested stock options may be exercised for a period of three months.  If an employee is terminated for Due Cause (defined above), any stock option held by such person shall immediately terminate.  Regardless of the reason for termination, any restricted or performance shares on which the restriction has not lapsed shall be cancelled upon termination.

Upon a Change in Control, any unvested, unexercised options to purchase shares shall immediately vest and the restrictions will lapse on any restricted and performance shares.  “Change in Control” means the occurrence of any of the following events:

(a)	the acquisition of 35% or more of our stock by a party that is not a fiduciary holding the shares for the benefit of the Company;

(b)
a change in the composition of the Board such that a minority of the directors have been directors for at least 24 months (“24 Month Directors”) or were elected by at least two-thirds of the 24 Month Directors or were serving as the result of a Merger as defined in (c) below;

(c)
a merger, consolidation, reorganization, sale of substantially all of our assets, or the acquisition of assets or stock of another company, (“Merger”) unless (i) those holding our shares prior to the Merger hold more than 50% of the voting shares of the successor entity, (ii) more than 50% of the directors were our directors prior to the Merger, and (iii) no entity owns 35% or more of our shares without approval of our Board; or

(d)	a liquidation or dissolution of the Company.

If an employee is terminated due to death or continuing disability, any stock options vested at the time of termination may be exercised until the earlier of one year following termination or until the expiration of the stock options.  Under such a termination, the Compensation Committee has the authority to accelerate vesting or further extend the time to exercise.

Dan Mondor

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Mondor, assuming the triggering event occurred on June 30, 2010 (the last business day of fiscal year 2010).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-	370,000	370,000	-	370,000	185,000	185,000
Incentive Award (1)	-	160,671	160,671	-	160,671	-	160,671
Acceleration of Unvested Stock Awards(2)	-	338,729	-	-	-	-	-
Benefits:
Post termination Medical (3)	-	10,769	10,769	-	10,769	-	10,769

Total	0	880,079	541,342	0	541,342	185,000	356,440

(1)	Reflects the incentive award Mr. Mondor was paid for fiscal year 2009.

(2)
The amount in this row represents the full value of unvested restricted stock as of June 30, 2010, to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $4.71, which was the closing price of our common stock on June 30, 2010, the last trading day of our fiscal year.  Mr. Mondor would only be entitled to the base salary and incentive award components if he were terminated within one year of a Change in Control.

(3)
Includes employer portion of the medical and dental premiums which would be paid to Mr. Mondor during severance period.  Cost of continued benefits is estimated by using current rate multiplied by 12 months.

Emory O. Berry

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Berry, assuming the triggering event occurred on June 30, 2010 (the last business day of fiscal year 2010).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-	295,000	295,000	-	295,000	147,500	147,500
Incentive Award (1)	-	90,329	90,329	-	90,329	-	90,329
Acceleration of Unvested Stock Awards(2)	-	163,569	-	-	-	-	-
Benefits:
Post termination Medical (3)	-	10,769	10,769	-	10,769	-	10,769

Total	0	559,667	396,098	0	396,098	147,500	248,598

(1)	Reflects the incentive award Mr. Berry was paid for fiscal year 2009.

(2)
The amount in this row represents the full value of unvested restricted stock as of June 30, 2010, to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $4.71, which was the closing price of our common stock on June 30, 2010, the last trading day of our fiscal year.  Mr. Berry would only be entitled to the base salary and incentive award components if he were terminated within one year of a Change in Control.

(3)
Includes employer portion of the medical and dental premiums which would be paid to Mr. Berry during severance period.  Cost of continued benefits is estimated by using current rate multiplied by 12 months.

Kirk L. Somers

The following table describes the estimated incremental compensation upon termination or Change in Control for Mr. Somers, assuming the triggering event occurred on June 30, 2010 (the last business day of fiscal year 2010).  The actual amount of compensation can only be determined at the time of termination or Change in Control.

Payments and Benefits upon Termination	Voluntary Termination ($)	Change in Control ($)	Constructive Termination ($)	For Cause Termination ($)	Termination without Cause ($)	Death ($)	Disability ($)
Compensation:
Base Salary	-	-	250,000	-	250,000	125,000	125,000
Acceleration of Unvested Stock Awards (1)	-	185,541	-	-	-	-	-
Benefits:
Post termination Medical (2)	-	10,769	10,769	-	10,769	-	10,769

Total	0	196,310	260,769	0	260,769	125,000	135,769

(1)
The amount in this row represents the full value of unvested restricted stock as of June 30, 2010, to the extent vesting would be accelerated upon termination under these scenarios.  The assumed price is $4.71, which was the closing price of our common stock on June 30, 2010, the last trading day of our fiscal year.

(2)
Includes employer portion of the medical and dental premiums which would be paid to Mr. Somers during severance period.  Cost of continued benefits is estimated by using current rate multiplied by 12 months.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Messrs. Blackmon (Chairman), James and Nussrallah.  From January 2000 to October 2000, Mr. Nussrallah served as our President and Chief Executive Officer and from January 1999 to December 1999, he served as the President of the VOD division.  No other members of the Compensation Committee have ever been an officer or employee of Concurrent.  In addition, none of our NEOs serve as a member of a Board or Compensation Committee of any entity that has one or more NEOs who serves on our Board or on the Compensation Committee.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of June 30, 2010, about Concurrent’s common stock that may be issued upon the exercise of options, warrants and rights under our 1991 Stock Option Plan and Amended and Restated 2001 Stock Option Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
1991 Option Plan (1)	92,701	$116.01	-
2001 Option Plan	458,109	17.83	452,068

Total	550,810	$34.35	452,068

(1)	The 2001 Option Plan replaced the 1991 Stock Option Plan (“1991 Option Plan”) that expired on January 31, 2002.

REPORT OF THE AUDIT COMMITTEE

Concurrent’s Audit Committee is responsible for, among other things, reviewing with Concurrent’s independent registered public accountants the scope and results of their audit engagement.  In connection with the fiscal year 2010 audit, the Audit Committee has:

•	reviewed and discussed with management Concurrent’s audited financial statements to be included in Concurrent’s Annual Report on Form 10-K for fiscal year 2010;

•	discussed with Deloitte & Touche LLP, Concurrent’s independent registered public accountants, the matters required by Statement of Auditing Standards No. 114, as amended; and

•	received from and discussed with Deloitte & Touche LLP the written disclosures and letter required by Independence Standards Board Standard No. 1 and discussed with them their independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in Concurrent’s Annual Report on Form 10-K for fiscal year 2010.

Audit Committee

C. Shelton James, Chairman
Charles Blackmon
Larry L. Enterline

September 13, 2010

The foregoing report and other information provided above regarding the Audit Committee should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Acts, except to the extent that Concurrent specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for each of fiscal year 2010 and fiscal year 2009 for the audit of our annual financial statements, the Sarbanes-Oxley Section 404 attestation, the reviews of the financial statements included in Quarterly Reports on Form 10-Q, other SEC filings and audit consultations were $535,000 and $507,000, respectively.

Audit Related Fees

The aggregate fees billed by Deloitte & Touche LLP for audit related services rendered to Concurrent for each of fiscal year 2010 and fiscal year 2009 were $20,000 and $20,000, respectively. These fees relate to the audit of our benefit plan.

Tax Fees

There were $45,000 and $18,000 fees billed by Deloitte & Touche LLP for tax services rendered to Concurrent for each of fiscal year 2010 and fiscal year 2009.

All Other Fees

Pursuant to the Audit Committee Charter adopted by the Board on August 20, 2003, all permissible non-audit services to be performed by Deloitte & Touche LLP must be pre-approved by the Audit Committee.  The aggregate fees billed by Deloitte & Touche LLP for services rendered to Concurrent, other than the services described above under “Audit Fees,” “Audit Related Fees,” and “Tax Fees,” for each of fiscal year 2010 and fiscal year 2009 were $6,000 and $0, respectively.

The Audit Committee has considered whether the provision of non-audit services by Deloitte & Touche LLP is compatible with maintaining the independent registered public accountant's independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
(Item 2 of Notice)

The Audit Committee of the Board has appointed the firm of Deloitte & Touche LLP as independent registered public accountants of Concurrent for the fiscal year ending June 30, 2011 and is submitting the appointment to stockholders for ratification.  Deloitte & Touche LLP also served as our independent registered public accountants for the fiscal year ended June 30, 2010.  A representative of Deloitte & Touche LLP will be present at the meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of the independent registered public accountants.

COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, to our knowledge, the beneficial ownership of Concurrent’s common stock as of September 2, 2010, for directors, the NEOs and directors and officers as a group.

	Number of Shares Beneficially Owned(1)		Options Exercisable Within 60 Days(2)	Percent of Outstanding Shares(3)
Directors and Named Executive Officers:
Emory O. Berry	87,168	(4)	24,250	1.3
Charles Blackmon	10,830	(5)	7,000	*
Larry L. Enterline	10,830		4,000	*
C. Shelton James	12,480	(6)	8,000	*
Dan Mondor	189,423	(7)	30,002	2.5
Steve G. Nussrallah	15,830		7,000	*
Kirk L. Somers	70,610	(8)	33,652	1.2

Directors, Named Executive Officers, and other current officers as a group (7 persons)	397,171		113,904	5.78
Five Percent Stockholders:
Austin W. Marxe and David M. Greenhouse	483,499	(9)		5.44
Dimensional Fund Advisors, Inc.	565,578	(10)		6.36
Royce & Associates, LLC	671,397	(11)		7.55
Mercury Funds	455,000	(12)		5.12

*      Less than 1.0%

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  This table is based upon information supplied by NEOs, directors and principal stockholders, and Schedule 13Gs filed with the SEC.

(2)	Represents shares that can be acquired through stock option exercises on or before October 26, 2010.

(3)
Based on an aggregate of 8,894,351 shares of common stock outstanding as of August 27, 2010.  Assumes that all options exercisable on or prior to October 26, 2010, owned by this person are exercised.  The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other persons are exercised.

(4)	Includes 736 shares held for the benefit of Mr. Berry in Concurrent’s 401(k) Retirement Savings Plan.

(5)	Includes 4,000 shares that are held by Mr. Blackmon’s spouse.

(6)	Includes 200 shares that are held by Mr. James’ spouse.

(7)	Includes 1,001 shares held for the benefit of Mr. Mondor in Concurrent’s 401(k) Retirement Savings Plan.

(8)	Includes 1,573 shares held for the benefit of Mr. Somers in Concurrent’s 401(k) Retirement Savings Plan.

(9)
Represents shares of common stock beneficially owned by Austin M. Marxe and David M. Greenhouse (“Marxe & Greenhouse”).  Marxe & Greenhouse share sole voting and investment power over 200,000 Common Shares and 500,000 warrants to purchase 50,000 common shares owned by Special Situations Fund III QP, L.P., 80,000 Common Shares and 200,000 warrants to purchase 20,000 common shares owned by Special Situations Private Equity Fund, L.P., 16,628 Common Shares and 47,300 warrants to purchase 4,730 common shares owned by Special Situations Technology Fund, L.P. and 86,871 Common shares and 252,700 warrants to purchase 25,270 common shares owned by Special Situations Technology Fund II, L.P.  Marxe & Greenhouse have shared dispositive and voting power with respect to 483,499 shares.  The address of Marxe & Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.  This information is included in reliance upon a Schedule 13G/A filed by Marxe & Greenhouse with the SEC as of February 12, 2010.

(10)
Represents shares of common stock beneficially owned by Dimensional Fund Advisors, Inc. (“DFA”).  The address of DFA is 6300 Bee Cave Road, Austin, TX 78746-5149.  This information is included in reliance upon a Schedule 13G/A filed by DFA with the SEC as of February 8, 2010.

(11)
Represents shares of common stock beneficially owned by Royce & Associates, LLC. (“Royce”).  The address of Royce is 745 Fifth Avenue, New York, NY 10151-0099.  This information is included in reliance upon a Schedule 13G/A filed by Royce with the SEC as of January 22, 2009.

(12)
Represents shares of common stock beneficially owned by Mercury Fund VIII, Ltd. (“Mercury VIII”), Mercury Fund IX, Ltd. (“Mercury IX”), Mercury Ventures II, Ltd. (“Mercury Ventures II”), Mercury Management, L.L.C. (“Mercury Management”), and Kevin C. Howe (“Mr. Howe”) (collectively, the “Mercury Funds”).   Mr. Howe exercises voting and disposition power over such shares on behalf of Mercury Management, the General Partner of Mercury Ventures II, which is the General Partner of Mercury VIII and Mercury IX.  Mercury Funds have shared dispositive and voting power with respect to 455,000 shares.  The address of Mercury Funds is 501 Park Lake Drive, McKinney, TX 75070.  This information is included in reliance upon a Schedule 13G filed by Mercury Funds with the SEC as of November 30, 2009.

OTHER MATTERS

Expenses of Solicitation

All costs of solicitation of proxies will be borne by Concurrent.  In addition to solicitations by mail, our directors, officers and employees, without additional remuneration, may solicit proxies by telephone and personal interviews.  Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their related out-of-pocket expenses.

Certain Relationships and Related Party Transactions

In accordance with its charter, our Audit Committee is responsible for reviewing and approving all related party transactions.  Although we have not entered into any transactions with any immediate family member of a director or executive officer of Concurrent, if we were to do so, any such transaction would need to be reviewed and approved by our Audit Committee.  A report is made to our Audit Committee annually by our management and our independent auditor disclosing any known related party transactions.  No reportable transactions occurred during fiscal year 2010 or fiscal year 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent of our common stock, to file reports of ownership of Concurrent’s securities and changes in such ownership with the SEC.  Officers, directors and ten percent stockholders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of copies of the Section 16(a) filings filed by our officers and directors and persons who beneficially own more than ten percent of our common stock and written representations from certain reporting persons, we believe all required Section 16(a) reports were timely filed in fiscal year 2010.

Householding

As permitted by the Exchange Act, only one copy of the proxy statement or the Notice is being delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy statement or annual report.  We will promptly deliver, upon oral or written request, a separate copy of the annual report or proxy statement, as applicable, to any stockholder residing at an address to which only one copy of the proxy statement or the Notice was mailed.  Requests for additional copies should be directed to the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096.

Stockholders residing at the same address and currently receiving only one copy of the proxy statement or the Notice may contact the corporate secretary at 4375 River Green Parkway, Suite 100, Duluth, Georgia 30096, to request multiple copies in the future.  Stockholders residing at the same address and currently receiving multiple copies may contact the corporate secretary to request that only a single copy of the proxy statement or the Notice and annual report be mailed in the future.

2011 Stockholder Proposals

Proposals of stockholders for possible consideration at the 2011 Annual Meeting of Stockholders (expected to be held in October 2011) must be received by the corporate secretary of Concurrent not later than May 16, 2011, to be considered for inclusion in the proxy statement for that meeting if appropriate for consideration under applicable securities laws.  Stockholder proposals should be sent to:

Concurrent Computer Corporation
4375 River Green Parkway
Suite 100
Duluth, Georgia 30096
Attn: Corporate Secretary

In addition, a stockholder may bring business before the 2011 Annual Meeting of Stockholders, other than a proposal included in the proxy statement, or may submit nominations for directors, if the stockholder complies with the requirements specified in Concurrent’s Bylaws.  The Bylaws require that a stockholder must:

•
provide written notice that is received by the corporate secretary of Concurrent not less than 60 days nor more than 90 days prior to the date of the annual meeting; provided, however, that if less than 70 days notice or prior public disclosure of the date of the annual meeting is given or made to the stockholders, the stockholder’s notice will be timely if received by no later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or such public disclosure was made; and

•	supply the additional information listed in Article IV of Concurrent’s Bylaws.

Management generally will be able to vote proxies in its discretion unless the proponent of a stockholder proposal (a) provides Concurrent with a timely written statement that the proponent intends to deliver a proxy statement to at least the percentage of Concurrent’s voting shares required to carry the proposal, (b) includes the same statement in the proponent’s own proxy materials, and (c) provides Concurrent with a statement from a solicitor confirming that the necessary steps have been taken to deliver the proxy statement to at least the percentage of Concurrent’s voting shares required to carry the proposal.

Other Matters

The Board does not know of any other matters which may come before the meeting.  If any other matters are properly presented to the meeting, the proxy holders intend to vote, or otherwise to act, in accordance with their judgment on such matters.

By Order of the Board,

/s/ Kirk L. Somers
Kirk L. Somers
Executive Vice President& Secretary
Duluth, Georgia
September 13, 2010